Exhibit 99.1

DESTINATION MATERNITY REPORTS IMPROVED

FIRST QUARTER FISCAL 2016 RESULTS

•	First quarter GAAP net income improves 59.4% to $4.0 million compared to net income of $2.5 million for the first quarter of fiscal 2015

•	First quarter adjusted EBITDA before other charges totals $13.2 million, up 10.2% compared to adjusted EBITDA before other charges of $12.0 million for the first quarter of fiscal 2015

•	First quarter adjusted net income of $0.33 per diluted share, compared to adjusted net income of $0.27 per diluted share for the first quarter of fiscal 2015

•	Company updates fiscal year 2016 guidance

Moorestown, NJ, May 26, 2016 – Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced financial results for the first quarter of fiscal 2016 ended April 30, 2016 compared to the first quarter of fiscal 2015 ended May 2, 2015.

First Quarter Fiscal 2016 Selected Financial Results (13 weeks ended April 30, 2016):

•	Comparable sales decreased 5.4%, compared to a 1.1% decrease for the first quarter of fiscal 2015 (13 weeks ended May 2, 2015);

•	Gross margin improved 370 basis points to 54.1%, up from 50.4% in the prior year quarter;

•	SG&A declined approximately $5.2 million to $58.8 million, a decrease of 8.2% from the first quarter of fiscal 2015;

•	GAAP net income improved 59.4% to $4.0 million, or $0.30 per diluted share, compared to net income of $2.5 million, or $0.19 per diluted share, for the first quarter of fiscal 2015; and

•	Adjusted net income was $4.5 million, or $0.33 per diluted share, compared to adjusted net income of $3.7 million, or $0.27 per diluted share, for the first quarter of fiscal 2015 (See Reconciliation of Net Income to Adjusted Net Income in the financial tables at the end of this press release).

Anthony M. Romano, Chief Executive Officer, President & Interim Chief Financial Officer stated, “For the first quarter, in a challenging environment that pressured sales, we are pleased to report a 10.2% increase in adjusted EBITDA before other charges. Our positive earnings growth compared to the prior year demonstrates the early success of our merchandising, inventory and expense management initiatives, which led to a significant increase in gross margin, a reduction in SG&A and a decrease in ending inventory as compared to the first quarter of fiscal 2015. Specifically, we drove higher margin sell-through and saw increased average selling prices, which were the primary drivers of our 370 basis point improvement in gross margin. The approximately $5.2 million reduction in SG&A during the quarter more than offset the impact to sales from lower mall traffic and anticipated store closures, and exits of certain leased businesses associated with our real estate optimization strategy. In April we implemented a new product allocation tool, which is expected to enable us to better flow product across our channels to drive sales and continue our improved margins and inventory levels in future quarters. We remain focused on our key initiatives, including our efforts to elevate our Motherhood and A Pea in the Pod brands and streamline our distribution network while maintaining our expense and inventory discipline in our ongoing efforts to drive long-term profitable growth.”

Exhibit 99.1

Real Estate and Partnerships

During the quarter and as previously announced, the Company’s leased department relationship with Gordmans ended and the Company plans to discontinue its Two Hearts® Maternity by Destination Maternity® line, ending its relationship with Sears® in June 2016. Additionally, the Company will phase out production of its Oh Baby by Motherhood® line during fiscal 2016 after being informed that Kohl’s® has elected to scale back and ultimately discontinue its exclusive license with the Company for this line in early fiscal 2017. These actions will allow the Company to direct resources to the highest return opportunities and further optimize its footprint while reducing costs.

Capital Allocation

The Company remains focused on implementing key infrastructure and systems projects to have the tools needed to drive sustained profitable growth. To this end, in fiscal 2016 the Company will complete the implementation of a new best-in-class product allocation tool and will re-platform its e-commerce sites with a best-in-class enterprise cloud commerce solution.

First Quarter Fiscal 2016 Financial Results

•	Net sales were $124.4 million compared with $141.6 million for the comparable prior year quarter. The decrease resulted primarily from a decline in comparable sales and, to a lesser extent, the reduction in leased store sales from exiting Gordmans and approximately half of the Sears locations, as well as decreased sales related to the Company’s continued efforts to close underperforming stores. In addition, the Company’s shipments to Kohl’s declined as this licensed relationship will end by early fiscal 2017.

•	Comparable sales decreased 5.4%, compared to a 1.1% decrease for the first quarter of fiscal 2015. The Company believes the primary drivers of the comparable sales decline were lower transactions and unit sales resulting from lower traffic, partially offset by an increase in average selling prices.

•	Gross margin for the first quarter of fiscal 2016 was 54.1%, up 370 basis points over the comparable prior year quarter gross margin of 50.4%. The improvement was a result of a reduction in price promotion and markdown activity as a result of better managed inventory, and lower levels of excess current season and aged merchandise.

•	Selling, general and administrative expenses (“SG&A”) for the first quarter of fiscal 2016 decreased 8.2% to $58.8 million, compared to $64.0 million for the first quarter of fiscal 2015. The decline in SG&A dollars reflects management actions resulting in lower marketing and advertising expense, reduced store and home office payroll, and savings from the Company’s continued closure of underperforming stores. As a percentage of net sales, SG&A increased to 47.2% for the first quarter of fiscal 2016 compared to 45.2% for the first quarter of fiscal 2015.

Exhibit 99.1

•	Other charges during the first quarter of fiscal 2016 were $0.7 million, primarily related to management and organizational changes, compared to $1.8 million in the first quarter of fiscal 2015, which included $0.8 million for management and organizational changes and $1.0 million for the Company’s facilities relocations. The Company incurred store closing, asset impairment and asset disposal expense of $0.6 million compared to expense of $1.0 million for the first quarter of fiscal 2015.

•	Adjusted EBITDA before other charges was $13.2 million compared to $12.0 million for the first quarter of fiscal 2015. Adjusted EBITDA before other charges is defined in the financial tables at the end of this press release.

•	GAAP net income was $4.0 million, or $0.30 per diluted share, an increase of 59.4% compared to net income of $2.5 million, or $0.19 per diluted share, for the first quarter of fiscal 2015.

•	Adjusted net income was $4.5 million, or $0.33 per diluted share, an increase of 21.6% compared to adjusted net income of $3.7 million, or $0.27 per diluted share, for the first quarter of fiscal 2015. For a reconciliation of GAAP to non-GAAP financial information, refer to the financial tables at the end of this press release.

Other First Quarter Fiscal 2016 Financial Information

•	Capital expenditures totaled $3.6 million primarily driven by expenditures for new stores, improvements to existing stores and investments to support key infrastructure and systems projects. First quarter fiscal 2015 capital expenditures of $12.9 million included $6.6 million for the relocations of the Company’s corporate headquarters and distribution operations that were completed in fiscal 2015.

•	At April 30, 2016, inventory was $77.2 million, a decrease of $3.8 million compared to $81.0 million at May 2, 2015. Overall unit inventory at the end of the first quarter was down 6% on a year-over-year basis.

Guidance for Fiscal 2016

The Company updated its financial guidance for fiscal 2016 as follows:

•	Comparable sales expected to be flat for the full fiscal year with greater improvement in the second half of fiscal 2016;

•	Gross margin to increase approximately 200 to 300 basis points year-over-year, as inventory productivity initiatives continue to generate more profitable sales;

•	SG&A dollars will continue to decline, with some deleveraging as a percent of sales on a full year basis;

Exhibit 99.1

•	Capital expenditures to be $15 to $17 million, driven by investments in systems, infrastructure, and modest store growth;

•	The Company plans to open 7 to 10 new stores and close 25 to 35 stores.

Retail Locations

The table below summarizes store opening and closing activity for the three months ended April 30, 2016 and May 2, 2015, as well as the Company’s total store, leased department and retail location count at the end of each fiscal period.

	Three Months Ended
	April 30,	May 2,
	2016	2015
Store Openings (1)	2	8
Store Closings (1)	8	15
Period End Retail Location Count (1)
Stores	530	557
Leased Department Locations	957	1,311

Total Retail Locations	1,487	1,868

1)	Excludes international franchised locations. As of April 30, 2016 Destination Maternity has 203 international franchised locations, including 23 standalone stores operated under one of the Company’s nameplates and 180 shop-in-shop locations.

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s first quarter fiscal 2016 financial results. Interested parties can participate in this conference call by dialing (877) 648-5519 in the United States and Canada or (281) 973-6287 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of the Company’s website at http://investor.destinationmaternity.com. The passcode for the conference call is 17371796. In the event that you are unable to participate in the call, a replay will be available at 12:00 p.m. Eastern Time on Thursday, May 26, 2016 through 11:59 p.m. Eastern Time Thursday, June 2, 2016 by calling (855) 859-2056 in the United States and Canada or (404) 537-3406 outside of the United States and Canada. The passcode for the replay is 17371796.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of April 30, 2016 Destination Maternity operates 1,487 retail locations in the United States, Canada, Puerto Rico and, most recently, England, including 530 stores, predominantly under the

Exhibit 99.1

trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 957 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of April 30, 2016 Destination Maternity has 203 international franchised locations, including 23 standalone stores operated under one of the Company’s nameplates and 180 shop-in-shop locations. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

Reconciliation of Non-GAAP Financial Measures

This press release and the accompanying financial tables contain non-GAAP financial measures within the meaning of the SEC’s Regulation G, including 1) adjusted net income, 2) adjusted net income per share - diluted, 3) adjusted EBITDA, 4) adjusted EBITDA before other charges, 5) adjusted EBITDA margin, 6) Adjusted EBITDA margin before other charges, and 7) net debt. In the accompanying financial tables, the Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company’s management believes that each of these non-GAAP financial measures provides useful information about the Company’s results of operations and/or financial position to both investors and management. Each non-GAAP financial measure is provided because management believes it is an important measure of financial performance used in the retail industry to measure operating results, to determine the value of companies within the industry and to define standards for borrowing from institutional lenders. The Company uses each of these non-GAAP financial measures as a measure of the performance of the Company. The Company provides these measures to investors to assist them in performing their analysis of its historical operating results. Each of these non-GAAP financial measures, except net debt, reflects a measure of the Company’s operating results before consideration of certain charges and consequently, none of these measures should be construed as an alternative to net income or operating income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles. The Company may calculate each of these non-GAAP financial measures differently than other companies.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, management changes and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully pursue, complete and manage any strategic transaction and related matters, adverse effects on the market price of our common stock and on our operating results because of a failure to complete any strategic transaction, failure to realize any benefits of any strategic transaction, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and international franchise relationships and marketing partnerships, future sales trends in our various sales channels, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), expense savings initiatives, our ability to anticipate and respond to fashion trends

Exhibit 99.1

and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire, develop and retain senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, our compliance with applicable financial and other covenants under our financing arrangements, potential debt prepayments, the trading liquidity of our common stock, changes in market interest rates, our compliance with certain tax incentive and abatement programs, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

– Financial Tables to Follow –

CONTACT:	Allison Malkin
Melissa Calandruccio
ICR, Inc.
DestinationMaternityIR@icrinc.com
203-682-8225

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended
	April 30,	May 2,
	2016	2015
Net sales	$124,430	$141,612
Cost of goods sold	57,158	70,209

Gross profit	67,272	71,403
Gross margin	54.1%	50.4%
Selling, general and administrative expenses (SG&A)	58,775	64,036
SG&A as a percentage of net sales	47.2%	45.2%
Store closing, asset impairment and asset disposal expenses	606	1,008
Other charges	669	1,808

Operating income	7,222	4,551
Interest expense, net	652	429

Income before income taxes	6,570	4,122
Income tax provision	2,529	1,587

Net income	$4,041	$2,535

Net income per share – Basic	$0.30	$0.19

Average shares outstanding – Basic	13,684	13,581

Net income per share – Diluted	$0.30	$0.19

Average shares outstanding – Diluted	13,686	13,624

Reconciliation of Net Income to Adjusted Net Income:
Net income, as reported	$4,041	$2,535

Add: other charges for management and organizational changes	448	801

Add: other charges for proposed business combination	221	—
Add: other charges for relocations	—	1,007
Less: income tax effect of other charges	(256)	(681)

Adjusted net income	$4,454	$3,662

Adjusted net income per share – Diluted	$0.33	$0.27

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	April 30, 2016	January 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$3,782	$2,116
Trade receivables, net	12,377	10,154
Inventories	77,183	72,509
Deferred income taxes	14,354	13,803
Prepaid expenses and other current assets	8,026	9,792

Total current assets	115,722	108,374
Property, plant and equipment, net	91,348	92,673
Other assets	18,261	18,027

Total assets	$225,331	$219,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$8,800	$28,400
Current portion of long-term debt	5,074	2,897
Accounts payable	14,952	21,738
Accrued expenses and other current liabilities	37,564	39,488

Total current liabilities	66,390	92,523
Long-term debt	37,190	9,302
Deferred rent and other non-current liabilities	24,549	24,351

Total liabilities	128,129	126,176
Stockholders’ equity	97,202	92,898

Total liabilities and stockholders’ equity	$225,331	$219,074

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	April 30, 2016	January 30, 2016	May 2, 2015
Cash and cash equivalents	$3,782	$2,116	$1,978
Inventories	77,183	72,509	80,956
Property, plant and equipment, net	91,348	92,673	92,578
Line of credit borrowings	8,800	28,400	18,700
Total debt	51,064	40,599	32,777
Net debt (1)	(47,282)	(38,483)	(30,799)
Stockholders’ equity	97,202	92,898	106,594

(1)	Net debt represents cash and cash equivalents minus total debt.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	April 30, 2016	May 2, 2015
Operating Activities
Net income	$4,041	$2,535
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,386	4,010
Stock-based compensation expense	458	847
Loss on impairment of long-lived assets	411	792
Loss on disposal of assets	102	154
Grow NJ award benefit	(900)	—
Deferred income tax (benefit) provision	(220)	631
Amortization of deferred financing costs	51	49
Changes in assets and liabilities:
Decrease (increase) in:
Trade receivables	(2,223)	(4,145)
Inventories	(4,674)	(5,197)
Prepaid expenses and other current assets	1,766	(4,260)
Other non-current assets	(46)	182
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	(9,392)	(2,990)
Deferred rent and other non-current liabilities	281	331

Net cash used in operating activities	(5,959)	(7,061)

Investing Activities
Capital expenditures	(3,617)	(12,909)
Proceeds from sale of property, plant and equipment	2	8
Additions to intangible assets	(43)	(44)

Net cash used in investing activities	(3,658)	(12,945)

Financing Activities
Increase in cash overdraft	702	5,637
(Decrease) increase in line of credit borrowings	(19,600)	18,700
Proceeds from long-term debt	32,000	—
Repayment of long-term debt	(715)	(923)
Deferred financing costs paid	(1,094)	—
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(15)	(51)
Cash dividends paid	—	(2,761)
Proceeds from exercise of stock options	3	37

Net cash provided by financing activities	11,281	20,639

Effect of exchange rate changes on cash and cash equivalents	2	(4)

Net Increase in Cash and Cash Equivalents	1,666	629
Cash and Cash Equivalents, Beginning of Period	2,116	1,349

Cash and Cash Equivalents, End of Period	$3,782	$1,978

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA(1)

and Adjusted EBITDA Before Other Charges,

and Operating Income Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

(in thousands, except percentages)

(unaudited)

	Three Months Ended
	April 30, 2016	May 2, 2015
Net income	$4,041	$2,535
Add: income tax provision	2,529	1,587
Add: interest expense, net	652	429

Operating income	7,222	4,551
Add: depreciation and amortization expense	4,386	4,010
Add: loss on impairment of long-lived assets	411	792
Add: loss on disposal of assets	102	154
Add: stock-based compensation expense	458	847

Adjusted EBITDA (1)	12,579	10,354
Add: other charges for management and organizational changes	448	801
Add: other charges for proposed business combination	221	—
Add: other charges for relocations (2)	—	867

Adjusted EBITDA before other charges	$13,248	$12,022

Net sales	$124,430	$141,612

Operating income margin (operating income as a percentage of net sales)	5.8%	3.2%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	10.1%	7.3%
Adjusted EBITDA margin before other charges (adjusted EBITDA before other charges as a percentage of net sales)	10.6%	8.5%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss on disposal of assets; and (iv) stock-based compensation expense.

(2)	Other charges related to the Company’s relocation of its distribution operations excludes accelerated depreciation expense of $140 included in depreciation and amortization expense above.

#                    #                     #